EXHIBIT 10.2

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “IP Agreement”) is made September 25, 2013 by and among Bioject Medical Technologies Inc.(the “Company”) and its wholly owned subsidiary Bioject Inc. (the “Subsidiary”), each an Oregon corporation, and each with offices at, 7180 SW Sandburg Street, Tigard, Oregon 97223 (collectively, the “Grantors”), and Life Sciences Opportunities Fund II, L.P. and Life Sciences Opportunities Fund II (Institutional), L.P the holders of the Company Senior’s Secured Promissory Notes aggregating $250,000 dated September 25, 2013 (the “Notes”) and with the address also set forth on the signature page hereto (the “Noteholders”).

RECITALS

The Noteholders have agreed to make a secured loan to the Company, evidenced by the Notes. The Notes provide that the Notes are secured by all the intellectual property and ownership rights of the Grantors in the device known as the vial adapter. Accordingly, the Grantors will grant to the Noteholders a security interest in all of Grantors’ right title and interest, whether presently existing or hereafter acquired in, to and under all of the Collateral (as defined herein).

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged and intending to be legally bound, as collateral security for the prompt and complete payment when due of the Notes, Grantors hereby represent, warrant, covenant and agree as follows:

1. Grant of Security Interest. As collateral security for the prompt and complete payment and performance of all of Grantors’ present or future obligations under the Notes, Grantors hereby grants a security interest in all of Grantors’ right, title and interest in, to and under its registered and unregistered rights in the device known as the vial adapter (all of which shall collectively be called the “Collateral”), including, without limitation, the following:

(a) All patents, patent applications and like protections in the Collateral including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications set forth on EXHIBIT A attached hereto (collectively, the “Patents”);

(b) Any trademark and service mark rights, slogans, trade dress, and trade names, trade styles, whether registered or not, applications to register and registrations of the same and like protections in the Collateral, and the goodwill of the business of Grantors connected with and symbolized by such trademarks, hereto (collectively, the “Trademarks”);

(c) Any and all trade secret rights in the Collateral, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements, and confidential information, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(d) All licenses or other rights to use any of the Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(e) All amendments, extensions, renewals and extensions of any of the Trademarks, Patents; and

(f) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing, and all payments in connection with the sale of the Collateral.

2. Covenants and Warranties. Grantors represents, warrants, covenants and agrees as follows:

(a)	Grantors are the sole owners of the Collateral, except for licenses granted by Grantors to their customers in the ordinary course of business.

(b) Performance of this IP Agreement does not conflict with or result in a breach of any material agreement to which Grantors are bound.

(c) During the term of this IP Agreement, Grantors will not transfer or otherwise encumber any interest in the Collateral, except for licenses granted by Grantors in the ordinary course of business or as otherwise permitted in this IP Agreement;

(d) To their knowledge, each of the Patents is valid and enforceable, and no part of the Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made in writing that any part of the Collateral violates the rights of any third party;

(e) Grantors shall advise Noteholders of any subsequent ownership right of the Grantors in or to any Trademark or Patent specified in this IP Agreement;

(f) Grantors shall (i) protect, defend and maintain the validity and enforceability of the Trademarks and Patents material to Grantors’ business, (ii) use reasonable commercial efforts to detect infringements of the Trademarks and Patents, and promptly advise Noteholders in writing of material infringements detected and (iii) not allow any Trademarks and Patents, material to Grantors’ business to be abandoned, forfeited or dedicated to the public without the written consent of Noteholders, which shall not be unreasonably withheld, unless Grantors determine that reasonable business practices suggest that abandonment is appropriate.

(g) Grantors shall take such further actions as Noteholders may reasonably request from time to time to perfect or continue the perfection of Noteholders’ interest in the Collateral;

(h) This IP Agreement creates, and in the case of after acquired Collateral this IP Agreement will create, at the time Grantors first have rights in such after acquired Collateral and Noteholders have taken all actions required for perfection, in favor of Noteholders, a valid and perfected first priority security interest and collateral assignment in the Collateral in the United States securing the payment and performance of the obligations evidenced by the Notes;

(i) To its knowledge, except for, and upon, the filing of UCC financing statements, or other notice filings or notations in appropriate filing offices, if necessary to perfect the security interests created hereunder, no authorization, approval or other action by, and no notice to or filing with, any U.S. governmental authority or U.S. regulatory body is required either (a) for the grant by Grantors of the security interest granted hereby, or for the execution, delivery or performance of this IP Agreement by Grantors in the U.S. or (b) for the perfection in the United States or the exercise by Noteholders of their rights and remedies thereunder;

(j) All information heretofore, herein or hereafter supplied to Noteholders by or on behalf of Grantors with respect to the Collateral is true and correct in all material respects.

(k) Grantors shall not enter into any agreement that would materially impair or conflict with Grantors’ obligations hereunder without Noteholders’ prior written consent, which consent shall not be unreasonably withheld. Except as permitted under the Notes, Grantors shall not permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Grantors’ rights and interest in any property included within the definition of the Collateral acquired under such contracts.

4. Noteholders’ Rights. Noteholders shall have the right, but not the obligation, to take, at Grantors’ sole expense, any actions that Grantors is required under this IP Agreement to take but which Grantors fails to timely take, after fifteen (15) days’ notice to Grantors. Grantors shall reimburse and indemnify Noteholders for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this section 4.

5. Further Assurances; Attorney in Fact.

(a) On a continuing basis, Grantors will, upon reasonable request by Noteholders, subject to any prior licenses, encumbrances and restrictions and prospective licenses, make, execute, acknowledge and deliver, and file and record in the proper filing and recording places in the United States, all such instruments, including appropriate financing and continuation statements and collateral agreements and filings with the United States Patent and Trademarks Office and the Register of Copyrights, and take all such action as may reasonably be requested by Noteholders, to perfect Noteholders’ security interest in all Patents and Trademarks and otherwise to carry out the intent and purposes of this IP Agreement, or for assuring and confirming to Noteholders the grant or perfection of a security interest in all Collateral, provided that Grantors shall not be required to register any Collateral that Grantors determines, consistent with reasonable business practice, need not be registered.

(b) Grantors appoint Noteholders as Grantors’ attorney-in-fact, with full authority in the place and stead of Grantors and in the name of Grantors, Noteholders or otherwise, from time to time in Noteholders’ discretion, upon Grantors’ failure or inability to do so, to take any action and to execute any instrument which Noteholders may deem reasonably necessary or advisable to accomplish the purposes of this IP Agreement, including:

(i) To modify, in its sole discretion, this IP Agreement without first obtaining Grantors’ approval of or signature to such modification by amending Exhibit A, as appropriate, to include reference to any right, title or interest in any Patents or Trademarks acquired by Grantors after the execution hereof or to delete any reference to any right, title or interest in any Patents or Trademarks Works in which Grantors no longer have or claim any right, title or interest; and

(ii) To file, in its sole discretion, one or more financing or continuation statements and amendments thereto, or other notice filings or notations in appropriate filing offices, relative to any of the Collateral, without notice to Grantors, with all appropriate jurisdictions, as Noteholders deem appropriate, in order to perfect or protect Noteholders’ interest in the Collateral.

6. Events of Default. The occurrence of an Event of Default under the Notes shall constitute an Event of Default under this IP Agreement.

7. Remedies. Upon the occurrence and during the continuance of an Event of Default, Noteholders shall have the right to exercise all the remedies of a secured party under the Oregon Uniform Commercial Code, including without limitation the right to require Grantors to assemble the Collateral and any tangible property in which Noteholders have a security interest and to make it available to Noteholders at a place designated by Noteholders. Noteholders shall have a nonexclusive, royalty free license to use the Patents and Trademarks to the extent reasonably necessary to permit Noteholders to exercise their rights and remedies upon the occurrence and during the continuance of an Event of Default. Grantors will pay any expenses (including reasonable attorney’s fees) incurred by Noteholders in connection with the exercise of any of Noteholders’ rights hereunder, including without limitation any expense incurred in disposing of the Collateral in accordance with the terms hereof. All of Noteholders’ rights and remedies with respect to the Collateral shall be cumulative.

8. Indemnity. Grantors agree to defend, indemnify and hold harmless Noteholders and its agents (each an “Indemnified Person”) against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by this IP Agreement, and (b) all losses or expenses in any way suffered, incurred, or paid by Noteholders as a result of or in any way arising out of, following or consequential to transactions between Noteholders and Grantors, under this IP Agreement (including without limitation, reasonable attorney’s fees and reasonable expenses), except for Claims and/or losses arising from or out of an Indemnified Person’s gross negligence or willful misconduct.

9. Termination. At such time as Grantors shall completely repay the Notes and any other obligations under the Notes, secured hereunder, Noteholders shall execute and deliver to Grantors all releases, terminations, and other instruments as may be necessary or proper to release the security interest hereunder.

10. Course of Dealing. No course of dealing, nor any failure to exercise, nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

11. Amendments. This IP Agreement may be amended only by a written instrument signed by both parties hereto.

12. Counterparts. This IP Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

13. Governing Law. This IP Agreement shall be governed by and construed in accordance with the laws of the State of New York.

GRANTORS AND NOTEHOLDERS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

14. Confidentiality. In handling any confidential information, Noteholders shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (i) to Noteholders or affiliates in connection with their present or prospective business relations with Grantors; (ii) to prospective transferees or purchasers of any interest in the Notes (provided, however, Noteholders shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Noteholders’ examination or audit; and (v) as Noteholders consider appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Noteholders’ possession when disclosed to Noteholders, or becomes part of the public domain after disclosure to Noteholders through no fault of Noteholders; or (b) is disclosed to Noteholders by a third party, if Noteholders reasonably do not know that the third party is prohibited from disclosing the information.

Agreed, as of the date first set forth above:

Grantors:

Bioject Medical Technologies Inc.

By:	/s/ Christine M. Farrell
Name:	Christine M. Farrell
Title:	Vice President of Finance

Bioject Inc.

By:	/s/ Christine M. Farrell
Name:	Christine M. Farrell
Title:	Vice President of Finance

Life Sciences Opportunity Fund II, L.P.
By: Signet Healthcare Partners, LLC, General Partner

/s/ James Gale
By: James Gale, Managing Director
Address: c/o Signet Healthcare Partners, LLC
152 W 57th St 19th Floor, New York, NY 10019

Life Sciences Opportunity Fund II (Institutional), L.P.
By: Signet Healthcare Partners, LLC, General Partner

/s/ James Gale
By: James Gale, Managing Director
Address: c/o Signet Healthcare Partners, LLC
152 W 57th St 19th Floor, New York, NY 10019

Exhibit “A” attached to that certain Intellectual Property Security Agreement dated September 25, 2013.

Title	# of Claims	Country	Issue Date	Patent/TM #	Term/Exp date

Medication Vial/Syringe Liquid-Transfer Apparatus	10	USA	4/13/1999	5,893,397	1/12/2016

Medication Vial/Syringe Liquid-Transfer Apparatus	23	Japan	2/16/2007	3916713	12/24/2016

Medication Vial/Syringe Liquid-Transfer Apparatus	13	Europe (AT, BE, CH, DE, DK, ES, FI, FR, GB, GR, IE, IT, LI, LU, MC, NL, PT, SE)	5/21/2003	783879	12/20/2016

Medication Vial/Syringe Liquid-Transfer Apparatus	23	Canada	6/27/2000	2,192,623	12/11/2016